Exhibit 10.1
                 QUESTAR REGULATED SERVICES COMPANY,
                       QUESTAR GAS COMPANY, AND
                       QUESTAR PIPELINE COMPANY

                   ANNUAL MANAGEMENT INCENTIVE PLAN
         (As Amended and Restated Effective October 26, 2000)

      Paragraph 1.  Name.  The name of this Plan is the Annual
Management Incentive Plan (the Plan) for Questar Regulated Services Company, Questar Gas Company, and Questar Pipeline Company
(collectively referred to as Regulated Services).

      Paragraph 2. Purpose. The purpose of the Plan is to provide an incentive to officers and key employees of Regulated Services for the accomplishment of major organizational and individual objectives designed to further the efficiency, profitability, and growth of Regulated Services.

      Paragraph 3. Administration. The Management Performance Committee (Committee) of the Board of Directors of Questar Corporation (Questar) shall have full power and authority to interpret and administer the Plan. Such Committee shall consist of no less than three disinterested members of the Board of Directors. Recommendations made by the Committee shall be reviewed by the Boards of Directors of participating employers.

      Paragraph 4. Participation. Within 60 days after the beginning of each year, the Committee shall nominate Participants from the officers and key employees for such year. The Committee shall also establish a target bonus for the year for each Participant expressed as a percentage of base salary or specified portion of base salary. Participants shall be notified of their selection and their target bonus as soon as practicable.

      Paragraph 5. Determination of Performance Objectives. Within 60 days after the beginning of each year, the Committee shall establish target, minimum, and maximum performance objectives for Regulated Services and for its affiliates and shall determine the manner in which the target bonus is allocated among the performance objectives. The Committee shall also recommend a dollar maximum for payments to Participants for any Plan year. The Board of Directors shall take action concerning the recommended dollar maximum within 60 days after the beginning of the Plan year. Participants shall be notified of the performance objectives as soon as practicable once such objectives have been established.

      Paragraph 6. Determination and Distribution of Awards. As soon as practicable, but in no event more than 90 days after the close of each year during which the Plan is in effect, the Committee shall compute incentive awards for eligible participants in such amounts as the members deem fair and equitable, giving consideration to the degree to which the Participant's performance has contributed to the performance of Regulated Services and its affiliated companies and using the target bonuses and performance objectives previously specified. Aggregate awards calculated under the Plan shall not exceed the maximum limits approved by the Board of Directors for the year involved. To be eligible to receive a payment, the Participant must be actively employed by Regulated Services or an affiliate as of the date of distribution except as provided in Paragraph 8.

          Amounts shall be paid (less appropriate withholding taxes and FICA deductions) according to the following schedule:

                     Award Distribution Schedule
                   Percent of
                      Award                   Date

Initial Award            75%      As soon as possible after initial award is
(First Year of                    determined
Participation)

                         25       One year after initial award is
                                  determined

                        100%

Subsequent Awards        50%      As soon as possible after award is
                                  determined

                         25       One year after award is determined

                         25       Two years after award is determined

                        100%

          Paragraph 7. Restricted Stock in Lieu of Cash. Participants who have a target bonus of $10,000 or higher shall be paid all deferred portions of such bonus with restricted shares of Questar's common stock under Questar's Long-Term Stock Incentive Plan. Such stock shall be granted to the participant when the initial award is determined, but shall vest free of restrictions according to the schedule specified above in Paragraph 6.

     Paragraph 8.  Termination of Employment.
          (a) In the event a Participant ceases to be an employee during a year by reason of death, disability or approved retirement, an award, or a reduction in force, if any, determined in accordance with Paragraph 6 for the year of such event, shall be reduced to reflect partial participation by multiplying the award by a fraction equal to the months of participation during the applicable year through the date of termination rounded up to whole months divided by 12.

     For the purpose of this Plan, approved retirement shall mean any termination of service on or after age 60, or, with approval of the Board of Directors, early retirement under Questar's qualified retirement plan. For the purpose of this Plan, disability shall mean any termination of service that results in payments under Questar's long-term disability plan.

     A reduction in force, for the purpose of this Plan, shall mean any involuntary termination of employment due to the Company's economic condition, sale of assets, shift in focus, or other reasons independent of the Participant's performance.

     The entire amount of any award that is determined after the death of a Participant shall be paid in accordance with the terms of Paragraph 11.

     In the event of termination of employment due to disability, approved retirement, or a reduction in force, a Participant shall be paid the undistributed portion of any prior awards in his final paycheck or in accordance with the terms of elections to voluntarily defer receipt of awards earned prior to February 12, 1991, or deferred under the terms of Questar's Deferred Compensation Plan.
In the event of termination due to disability, approved retirement, or a reduction in force, any shares of common stock previously credited to a Participant shall be distributed free of restrictions during the last month of employment. The current market value (defined as the closing price for the stock on the New York Stock Exchange on the date in question) of such shares shall be included in the Participant's final paycheck. Such Participant shall be paid the full amount of any award (adjusted for partial participation) declared subsequent to the date of such termination within 30 days of the date of declaration. Any partial payments shall be made in cash.

     (b) In the event a Participant ceases to be an employee during a year by reason of a change in control, he shall be entitled to receive all amounts deferred by him prior to February 12, 1991, and all undistributed portions for prior Plan years. He shall also be entitled to an award for the year of such event as if he had been an employee throughout such year. The entire amount of any award for such year shall be paid in a lump sum within 60 days after the end of the year in question. Such amounts shall be paid in cash.

     For the purpose of this Plan, a "change in control" shall be deemed to have occurred if (i) any Acquiring Person (as that term is used in the Rights Agreement dated February 13, 1996, between Questar and ChaseMellon Shareholder Services, L.L.C. ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Questar representing 25 percent or more of the combined voting power of Questar, or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of Questar: individuals who, as of May 19, 1998, constitute Questar's Board of Directors (Board) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Questar) whose appointment of election by the Board or nomination for election by Questar's stockholders was approved or recommended by a vote of at least two-thirds of the directors when still in office who either were directors on May 19, 1998, or who appointment, election or nomination for election was previously so approved or recommended; or (iii Questar stockholders approve a merger or consolidation of Questar or any direct of indirect subsidiary of Questar with any other corporation, other than a merger of consolidation that would result in the voting securities of Questar outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of Questar or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of Questar (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Questar representing 25 percent or more of the combined voting power of Questar's then outstanding securities; or (iv) Questar's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by Questar of all or substantially all of Questar's assets, other than a sale of disposition by Questar of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of Questar in substantially the same proportion as their ownership of Questar immediately prior to such sale. A change in control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

     Paragraph 9. Interest on Previously Deferred Amounts. Amounts voluntarily deferred prior to February 12, 1991, shall be credited with interest from the date the payment was first available in cash to the date of actual payment. Such interest shall be calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit in the amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal on the Thursday closest to the end of the month or other published source of rates as identified by Questar Corporation's Treasury department.

     Paragraph 10.  Coordination with Deferred Compensation
Plan. Some Participants are entitled to defer the receipt of their cash bonuses under the terms of Questar's Deferred Compensation Plan, which became effective November 1, 1993. Any cash bonuses deferred pursuant to the Deferred Compensation Plan shall be accounted for and distributed according to the terms of such plan and the choices made by the Participant.

     Paragraph 11. Death and Beneficiary Designation. In the event of the death of a Participant, any undistributed portions of prior awards shall become payable. Amounts previously deferred by the Participant, together with credited interest to the date of death, shall also become payable. Each Participant shall designate a beneficiary to receive any amounts that become payable after death under this Paragraph or Paragraph 8. In the event that no valid beneficiary designation exists at death, all amounts due shall be paid as a lump sum to the estate of the Participant. Any shares of restricted stock previously credited to the Participant shall be distributed to the Participant's beneficiary or, in the absence of a valid beneficiary designation, to the Participant's estate, at the same time any cash is paid.

     Paragraph 12. Amendment of Plan. The Boards of Directors for the participating employers, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards and the payment of such awards for any prior years. The Boards of Directors for the participating employers cannot terminate the Plan in any year in which a change of control has occurred without the written consent of the Participants. The Plan shall be deemed suspended for any year for which the Board of Directors has not fixed a maximum dollar amount available for award.

     Paragraph 13. Nonassignability. No right or interest of any Participant under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. Any assignment, transfer, or other act in violation of this provision shall be void.

     Paragraph 14. Effective Date of the Plan. The Plan shall be effective with respect to the fiscal year beginning January 1, 1997, and shall remain in effect until it is suspended or terminated as provided by Paragraph 12. This Plan replaces the individual plans previously adopted by Questar Gas and Questar Pipeline that became effective January 1, 1984. Plan participants who previously received awards under predecessor plans or any other Annual Management Incentive Plan adopted by an affiliate shall be treated as ongoing participants for purposes of the distribution schedule in Paragraph 6.